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                                                                    Exhibit 99.3

                  INFORMATION STATEMENT TO IRS BY SHAREHOLDERS


Note:  Attach to return of shareholders for the year of distribution

Statement of shareholders receiving a distribution of stock in Liberty Media Corporation ("Liberty") (a controlled corporation), pursuant to Treasury Regulations Section 1.355-5(b).

1. The undersigned, ____________________________________, taxpayer identification number _________________________, was a shareholder owning shares of AT&T Corp. ("AT&T"), as of August __, 2001, that received a distribution of stock in a controlled corporation pursuant to Section 355.

2.    The names and addresses of the corporations involved are:

         Distributing Corporation:      AT&T Corp.
                                        295 North Maple Avenue
                                        Basking Ridge, New Jersey 07920

         Controlled Corporation:        Liberty Media Corporation
                                        9197 South Peoria Street
                                        Englewood, Colorado 80112

3. _______ shares of Liberty's Series A common stock, par value $.01 per share, and ______ shares of Liberty's Series B common stock, par value $.01 per share, were received by the undersigned.

4. _______ shares of AT&T's Class A Liberty Media Group common stock, par value $1.00 per share, and ______ shares of AT&T's Class B Liberty Media Group common stock, par value $1.00 per share, were surrendered by the undersigned.

5. By letter dated April 10, 2001, the Internal Revenue Service ruled that the distribution of shares of Liberty was a nontaxable Section 355 corporate separation.


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                                   Shareholder